NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Ralph E. Jones III Appointed to the Board of Directors of Everest Re Group, Ltd.

HAMILTON, Bermuda – September 17, 2008 -- Everest Re Group, Ltd. (NYSE: RE) announced the appointment of Ralph E. Jones III to its Board of Directors, effective September 17, 2008.

Ralph E. Jones III had formerly served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group since September 2003 until retiring in July 2008. Prior to joining Arch as President of Arch Insurance Group, Inc. in July 2003, Mr. Jones held various executive level positions within the Chubb Corporation, where he began his career more than thirty years ago.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said “I am pleased to welcome Ralph to the Everest Board of Directors. His knowledge and experience will further enhance the strength of our Board and greatly benefit the Group. We are very fortunate to have an executive of Ralph’s caliber join our Board.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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